Exhibit 10.1
SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT to Employment Agreement (“Second Amendment”) is entered into as of this 21st day of December, 2006 by and between Wilsons The Leather Experts Inc. (the “Company”), and Michael M. Searles (“Executive”).
RECITALS
     A. Executive is employed by the Company as its Chief Executive Officer, pursuant to an Employment Agreement dated November 22, 2004 and as modified by the Waiver and Modification under the Employment Agreement dated March 2, 2005 and the Amendment to Employment Agreement dated as of September 14, 2005 (as so modified, the “Employment Agreement”).
     B. Pursuant to the Employment Agreement, the Term of Executive’s employment will end January 31, 2007.
     C. Executive and the Company wish to extend the Term, as set forth in this Second Amendment, and to further modify the terms and conditions of the Employment Agreement with the intention of complying with the American Jobs Creation Act of 2004 (the “Act”) and the transition guidance and proposed regulations issued under the Act.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. The first sentence of Section 2 of the Employment Agreement is hereby replaced with the following:
Unless terminated at an earlier date in accordance with Section 10 hereof, the term of Executive’s employment with the Company shall be for the period commencing on December 1, 2004 and ending on January 31, 2008 (the “Term”).
     2. The Employment Agreement is hereby amended by inserting new Section 11(h), which shall provide as follows:
     (h) Notwithstanding any other provision of this Agreement (as may be amended from time to time), it is the intention of the Company and Executive that the terms and conditions of this Agreement shall fully satisfy the requirements of Section 409A(a)(2), (3) and (4) of the

Internal Revenue Code of 1986, as amended (“Code”), including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provision into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Agreement. Such modifications may include, but are not necessarily limited to, providing that if Executive is a “specified employee” under Section 409A(a)(2)(B) of the Code, then any payment under this Agreement that is treated as deferred compensation under Section 409A of the Code shall be deferred for six months following the date of Executive’s “separation from service” (without interest or earnings).
     3. Other than as expressly amended in this Second Amendment, the Employment Agreement shall continue in full force and effect as so amended.
     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date stated above.

WILSONS THE LEATHER EXPERTS INC.

/s/ Michael M. Searles Michael M. Searles	By:	William F. Farley Its Lead Director

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